Exhibit 5.2

April 18, 2014

Tegrity, Inc.

c/o McGraw-Hill Global Education Holdings, LLC

2 Penn Plaza, 12th Floor

New York, New York 10121

Re: Guarantee by Tegrity, Inc.

Ladies and Gentlemen:

We have acted as special counsel to Tegrity, Inc., a California corporation (the “Company”), in connection with the Registration Statement on Form S-4 (File No. 333-193697) filed with the Securities and Exchange Commission (the “Commission”) on January 31, 2014, as amended to date (the “Registration Statement”) by McGraw-Hill Global Education Holdings, LLC and McGraw-Hill Global Education Finance, Inc. (collectively, the “Issuers”), as issuers, and certain guarantors, including the Company (collectively, the “Guarantors”), relating to: (i) the issuance by the Issuers of $800,000,000 aggregate principal amount of 9.75% First-Priority Senior Secured Notes due 2021 (collectively, the “Exchange Notes”); and (ii) the issuance by the Company of a guarantee (the “Guarantee”) along with the issuance by the other Guarantors of guarantees with respect to the Exchange Notes. The Exchange Notes will be offered in exchange for up to $800,000,000 aggregate principal amount of the Issuers’ outstanding unregistered 9.75% First-Priority Senior Secured Notes due 2021. Capitalized terms used but not defined herein have the meaning assigned to them in the Indenture.

The Exchange Notes will be issued under and pursuant to an Indenture, dated as of March 22, 2013 (the “Indenture”), among the Issuers, MHE US Holdings, LLC, the Guarantors and Wilmington Trust, National Association, as trustee (the “Trustee”).

As special counsel to the Company, we have examined executed copies of, but have not participated in the negotiation, preparation or settlement of:

(a)	the Amended and Restated Articles of Incorporation of the Company, certified by the Secretary of State of the State of California (the “Articles of Incorporation”);

(b)	the Bylaws of the Company, certified by the Secretary of the Company;

(c)	the certificate of good standing of the Company, issued by the Secretary of State of the State of California (the “Good Standing Certificate”);

Tegrity, Inc.

April 18, 2014

(d)	the resolutions adopted by unanimous written consent of the Board of Directors of the Company (the “Board”) pertaining to the authorization, issuance, execution and delivery of the Indenture, including the Guarantee, dated March 22, 2013, certified by the Secretary of the Company;

(e)	the Indenture;

(f)	the Registration Rights Agreement; and

(g)	the Registration Statement, including the prospectus contained therein (the “Prospectus”).

We have also examined copies of the resolutions adopted by unanimous written consent of the Board effective as of December 20, 2013 (the “December 2013 Resolutions”). The documents listed in items (d)—(g) above and the December 2013 Resolutions are sometimes collectively referred to herein as the “Documents.”

We have examined such records of the Company, such certificates of officers of the Company, public officials and others and originals, copies or facsimiles of such other agreements, instruments, certificates and documents as we have deemed necessary or advisable as a basis for the opinions expressed below. In particular, as to certain matters of fact relevant to the opinions expressed below, we have relied on a Secretary’s Certificate, dated the date hereof (the “Secretary’s Certificate”), a copy of which has been provided to you.

For the purposes of our opinions expressed below, we have assumed (without independent investigation or verification):

(a)	the genuineness and authenticity of all signatures (whether on originals or copies of documents);

(b)	the legal capacity of all natural persons;

(c)	the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as notarial, certified, conformed, photostatic or facsimile copies thereof;

(d)	that there have been no erroneous statements of fact made in any certificates of public officials, and we have relied on the completeness and accuracy of the public records and the currency of the information contained therein as of the dates indicated therein; and

Tegrity, Inc.

April 18, 2014

(e)	the completeness and accuracy of all statements of fact set forth in the Documents and all other documents reviewed by us, including without limitations the Secretary’s Certificate.

The opinions expressed below are limited to the published constitution, laws, rules, regulations or judicial or administrative decisions of the State of California, in effect as at the date hereof, and the facts and circumstances as they exist on the date hereof, and we express no opinion herein as to the laws, or as to matters governed by the laws, of any other jurisdiction.

In rendering the opinion set forth in paragraph 1 below regarding the due incorporation and valid existence of the Company, we have relied solely and exclusively on our review of the Articles of Incorporation.

In rendering the opinion set forth in paragraph 1 below regarding the good standing of the Company, we have relied solely and exclusively on our review of the Good Standing Certificate. In addition, note that we have not obtained a tax good standing certificate for the Company and no opinion is provided with respect to tax good standing of the Company.

Based and relying upon and subject to the foregoing, we are of the opinion that as at the date hereof:

1. The Company has been duly incorporated and is validly existing and in good standing under the laws of the California.

2. The execution and delivery by the Company of the Indenture, including the Guarantee therein, and the performance of its obligations under the Guarantee, have been duly authorized by all necessary corporate action on the part of the Company.

We hereby consent to the reference to our firm under the heading “Legal Matters” in the Prospectus and to the filing of this opinion letter as an exhibit to the Registration Statement. By giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 and the rules and regulations promulgated thereunder.

Paul, Weiss, Rifkind, Wharton & Garrison LLP may rely on this opinion in connection with its opinion, dated the date hereof, filed with the Commission as an exhibit to the Registration Statement.

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April 18, 2014

This opinion speaks as of its date, and we undertake no, and hereby disclaim any, obligation to update this opinion.

Very truly yours,

/s/ Orrick, Herrington & Sutcliffe LLP

Orrick, Herrington & Sutcliffe LLP